Exhibit 23.2

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to:

•	Compagnie Générale de Géophysique-Veritas SA 2012 Stock Option Plan,

•	Compagnie Générale de Géophysique-Veritas SA 2012 Performance Share Allocation Plan,

of our reports dated April 25, 2013, with respect to the consolidated financial statements of Compagnie Générale de Géophysique – Veritas and the effectiveness of internal control over financial reporting of Compagnie Générale de Géophysique – Veritas included in its Annual Report (Form 20-F) for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

La Défense and Courbevoie, France

April 25, 2013

ERNST & YOUNG & AUTRES	MAZARS

/S/ PIERRE JOUANNE	/S/ JEAN-MARC DESLANDES
Pierre Jouanne	Jean-Marc Deslandes

/S/ LAURENT VITSE
Laurent Vitse